Exhibit 7

FORM OF IRREVOCABLE PROXY

KNOW ALL MEN BY THESE PRESENTS, that [TRUST], a trust formed under the laws of the State of New York (the “Trust”) and the holder of certain equity securities of THE GAP, INC., a company incorporated under the laws of the State of Delaware (the “Company”), hereby irrevocably constitutes and appoints [PROXY HOLDER], an individual (the “Proxy Holder”), as its true and lawful proxy, attorney-in-fact and agent with respect to the equity securities of the Company owned, now or in the future, by the Trust (the “Subject Securities”), giving and granting to the Proxy Holder full power of attorney and authority to exercise any and all voting rights with respect to the Subject Securities and to act in such capacity with respect to any and all matters requiring the consent or approval of the stockholders of the Company, with full power of substitution, and hereby ratifying and confirming all that the said Proxy Holder or substitute may do in the name, place and stead of the undersigned, from the date hereof until the date the Trust no longer owns any Subject Securities (the “Proxy Exercise Period”).

Each of the Trust, Special Trustee and the Proxy Holder acknowledge that nothing in this Irrevocable Proxy is intended to cause or deem the Trust, Special Trustee and/or the Proxy Holder to be members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.  The Trust, Special Trustee and Proxy Holder expressly disclaim that they have agreed to act as a group in any way.

Each of the Trust, Special Trustee and the Proxy Holder acknowledges that this Proxy is coupled with an interest and therefore shall be and remain irrevocable during the entirety of the Proxy Exercise Period, and shall not terminate by operation of law or otherwise.

This Irrevocable Proxy will be governed by and construed in accordance with the laws of the State of New York.